May 15, 2012

Paul S. Weiner
16 Mayo Road
Wellesley, MA 02482

Dear Mr. Weiner:

Reference is made to your employment agreement with Palomar Medical Technologies, Inc. (the “Company”) dated July 1, 2001 (the “Agreement”) and the amendment thereto dated May 19, 2010 (the “Amendment”).  By this letter, the Company wishes to correct certain drafting errors in the Agreement and the Amendment and to clarify its intent with respect to a provision of the Agreement.  The Company’s public filings with the Securities and Exchange Commission are and have been consistent with the as-corrected and as-clarified provisions set forth in this letter.

1.           In order to correct inadvertent drafting errors in both the Agreement and the Amendment:

A.  The introductory sentence to Section 4 of the Amendment is amended to read as follows:  “It is further agreed that the first paragraph of Section 10(c) is hereby amended and restated in its entirety as follows:”

B.  The second paragraph of Section 10(c) of the Agreement is amended to read as follows:  “For purposes of Section 10 of this Agreement, the term “Executive’s Annual Compensation” shall mean (i) the sum of (A) the Executive’s then-current salary pursuant to Section 1 and (B) any bonus compensation to which Executive would have been entitled if Executive continued to be employed under this Agreement or the Executive’s last paid bonus, whichever is higher.”

C.  In both Section 21 and Section 27 of the Agreement, the references to Sections 15, 16 and 17 are amended to be references to Sections 14, 15 and 16.

2.           The Compensation Committee of the Board of Directors of the Company has confirmed its intention that the words “last paid bonus” in the second paragraph of Section 10(c) of the Agreement means the last regular annual bonus paid to the Executive preceding the Executive’s date of termination in the case of a termination under Sections 10(b) or (d) or preceding the Change in Control under Section 10(c), as applicable.

In all other respects, the Agreement and the Amendment remain in full force and effect.

By execution of this letter, you hereby acknowledge the foregoing and affirm your obligations under the Agreement and the Amendment.

Very truly yours,

Palomar Medical Technologies, Inc.	Acknowledged and Agreed:

By:/s/ James G. Martin	By:/s/ Paul S. Weiner
James G. Martin	Paul S. Weiner
Chair, Compensation Committee